Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Announces Fourth Quarter
and Full Year 2008 Results
New Orleans, LA – February 19, 2009 – Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $85.8 million and diluted earnings per share of $1.09 on revenue of $491.8 million for the fourth quarter of 2008, as compared with net income of $72.0 million, or $0.88 diluted earnings per share on revenue of $413.9 million for the fourth quarter of 2007. Diluted earnings per share and revenue increased 24% and 19%, respectively, as compared with the fourth quarter of 2007.
For the year ended December 31, 2008, net income was a record $361.7 million and diluted earnings per share were $4.45 on record revenue of $1,881.1 million, as compared to net income of $281.1 million and $3.41 diluted earnings per share on revenue of $1,572.5 million for the year ended December 31, 2007.
Factors impacting the fourth quarter include the following:
•	Well Intervention Segment revenue of $304.4 million increased 60% over the fourth quarter of 2007 (“year-over-year”) and decreased 5% as compared with the third quarter of 2008 (“sequential”). The sequential decrease was due to less activity for traditional well intervention services in the Gulf of Mexico resulting from seasonal factors and customers’ focus on hurricane-related recovery projects, including platform and facilities inspection and repairs as well as production restoration.
•	Rental Tools Segment revenue was $149.2 million, a 9% increase year-over-year and sequentially, primarily due to increased rentals of stabilization equipment, drill pipe, landing strings, specialty tubulars and other handling equipment.
•	Marine Segment revenue of $38.1 million increased 25% year-over-year and 13% sequentially. The sequential increase is due to higher dayrates across most liftboat classes.
•	Gulf of Mexico revenue was approximately $270 million, revenue from domestic land market areas was approximately $141 million and international revenue was approximately $81 million.

•	In October, the Company repurchased approximately 1.95 million shares of its common stock for $39.6 million as part of its authorized $350 million share repurchase program that will expire on December 31, 2009.
•	During the fourth quarter, the Company established a Supplemental Executive Retirement Plan, resulting in a charge of $11.3 million to general and administrative expenses.
•	Earnings from equity-method investments include unrealized earnings of $23.7 million from hedging contracts; non-cash charges of $12.2 million, net to the Company, for the reduction in value of oil and gas reserves due to the decrease in oil and gas prices; and hurricane-related reductions in oil and gas production, resulting in a reduction of earnings from equity-method investments of approximately $5.3 million, net to the Company.
•	The Company’s effective annual income tax rate decreased to 35.25% from 36.00% in 2007.
Excluding the items impacting general and administrative expenses and earnings from equity-method investments, and applying the new effective income tax rate of 35.25%, fourth quarter adjusted net income was $85.9 million, or $1.10 adjusted diluted earnings per share.
Terence Hall, Chairman and CEO of Superior, commented, “The strong fourth quarter performance capped another record year for our Company.  Despite the typical seasonality and lingering downtime in October for Gulf of Mexico well intervention services following the active 2008 hurricane season, we grew our overall revenue and gross profits over the third quarter of 2008 as activity improved during the period.
“Clearly, there is a lot of uncertainty in our industry. Declining commodity prices and falling domestic rig counts fueled by the global credit crisis and subsequent economic downturn will impact demand for our products and services as this year progresses, especially in North America. In response to changing market conditions, our 2009 capital expenditures budget is $272 million, a 40% reduction as compared with $454 million in 2008. Our capital expenditures plan can be adjusted based on market factors. Despite anticipated lower activity in domestic land markets, we believe we can maintain market share for production-related services, given our investments in new coiled tubing and cased hole wireline equipment during the past two years. Customers tend to put even more emphasis on efficient and successful project execution when reducing their spending plans.
“While we have a healthy respect for near-term market conditions, cyclical weakness has historically provided us with long-term growth opportunities.  We have a history of judiciously deploying capital in uncertain market environments either through additional asset purchases or acquisitions that have enhanced the Company’s profile and competitive position.  With our strong balance sheet, backlog and diverse sources of cash flow, we plan to opportunistically take advantage of market weakness and emerge as an even stronger company when conditions improve.”

Well Intervention Segment
Fourth quarter revenue for the Well Intervention segment was $304.4 million, a 60% increase year-over-year and a 5% decrease sequentially. Income from operations was $67.5 million, or 22% of segment revenue as compared with $37.0 million, or 19% of segment revenue, in the fourth quarter of 2007, and $90.3 million, or 28% of segment revenue, in the third quarter of 2008. A sequential decrease in Gulf of Mexico production-enhancement activity due to post-hurricane recovery work following Hurricanes Gustav and Ike more than offset increased production-related work in domestic land and international market areas. While Gulf of Mexico activity showed sequential decreases, domestic onshore activity for coiled tubing, hydraulic workover and snubbing and well control increased. Income from operations as a percentage of revenue (“operating margin”) decreased due to the Gulf of Mexico activity decreases.
Rental Tools Segment
Quarterly revenue for the Rental Tools Segment was $149.2 million, 9% higher year-over-year and sequentially. Income from operations was $50.7 million, or 34% of segment revenue, as compared with $46.4 million, or 34% of segment revenue in the fourth quarter of 2007, and $43.6 million, or 32% of segment revenue in the third quarter of 2008. Sequentially, demand grew for drill pipe, specialty tubulars, stabilization equipment and connecting iron and handling tools in the Gulf of Mexico and domestic land market areas. Internationally, rentals increased for drill pipe, specialty tubulars and accommodations. The increase in operating margin sequentially and year-over-year is due to increased revenue as well as business mix, highlighted by an increase in rentals of higher margin drill pipe and specialty tubulars.
Marine Segment
Marine segment revenue was $38.1 million, a 25% increase year-over-year and a 13% increase sequentially. Income from operations was $13.1 million, or 34% of segment revenue, up from $8.2 million, or 27% of segment revenue in the fourth quarter of 2007, and $6.5 million, or 19% of segment revenue in the third quarter of 2008. Average daily revenue in the fourth quarter was approximately $415,000, inclusive of subsistence revenue, as compared with $332,000 per day in the fourth quarter of 2007 and approximately $368,000 in the third quarter of 2008. Average fleet utilization was 76% as compared with 70% in the fourth quarter of 2007 and 81% in the third quarter of 2008. The operating margin significantly increased sequentially as a result of higher dayrates and lower vessel maintenance and repair expenses.

Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended December 31, 2008
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145’-155’	10	$9,632	62.1%
160’-175’	8	12,972	81.5%
200’	5	15,872	79.6%
230’-245’	3	28,674	87.7%
250’	2	38,927	96.7%
Equity-Method Investments
The $5.0 million in earnings from equity-method investments in the fourth quarter of 2008 includes $23.7 million of the Company’s share of non-cash unrealized earnings associated with mark-to-market changes in the value of outstanding hedging contracts. The mark-to-market changes were due to significant decreases in natural gas and oil prices, the volatility of which makes these changes unpredictable. Also included in earnings from equity-method investments for the period are $12.2 million of non-cash charges for the reduction in value of oil and gas reserves due to the decrease in oil and gas prices. Shut-in production due to hurricanes reduced earnings by approximately $5.3 million. Prior to the hurricanes, production at the Company’s equity-method investments, net to the Company’s interest, was approximately 5,800 barrels of oil equivalent (“boe”) per day. Fourth quarter production was approximately 3,200 boe per day, net to the Company’s interest.
Conference Call Information
The Company will host a conference call at 11 a.m. Central Standard Time on Friday, February 20, 2009. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 303-205-0033. For those who cannot listen to the live call, a telephonic replay will be available through Friday, February 27, 2009 and may be accessed by calling 303-590-3000 and using the pass code 11125573#. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Twelve Months Ended December 31, 2008 and 2007
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Oilfield service and rental revenues	$491,796	$358,055	$1,826,052	$1,379,767
Oil and gas revenues	—	55,811	55,072	192,700

Total revenues	491,796	413,866	1,881,124	1,572,467

Cost of oilfield services and rentals	235,469	166,460	885,308	631,545
Cost of oil and gas sales	—	10,735	12,986	66,580

Total cost of services, rentals and sales	235,469	177,195	898,294	698,125

Depreciation, depletion, amortization and accretion	46,825	53,874	175,500	187,841
General and administrative expenses	78,173	66,313	282,584	228,146
Gain on sale of businesses	—	—	40,946	7,483

Income from operations	131,329	116,484	565,692	465,838

Other income (expense):
Interest expense, net	(7,203)	(8,319)	(30,419)	(33,257)
Interest income	274	712	2,975	2,662
Other income (expense)	(1,827)	(164)	(3,977)	189
Earnings (losses) from equity-method investments, net	5,014	(493)	24,373	(2,940)

Income before income taxes	127,587	108,220	558,644	432,492

Income taxes	41,741	36,256	196,922	151,372

Net income	$85,846	$71,964	$361,722	$281,120

Basic earnings per share	$1.10	$0.89	$4.52	$3.47

Diluted earnings per share	$1.09	$0.88	$4.45	$3.41

Weighted average common shares used in computing earnings per share:
Basic	77,901	80,735	79,990	80,973

Diluted	78,406	81,998	81,213	82,389

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 AND DECEMBER 31, 2007
(in thousands)

	12/31/2008	12/31/2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$44,853	$51,649
Accounts receivable, net	360,357	343,334
Current portion of notes receivable	—	15,584
Prepaid expenses	18,041	19,641
Other current assets	223,598	40,797

Total current assets	646,849	471,005

Property, plant and equipment, net	1,114,941	1,086,408
Goodwill, net	477,860	484,594
Notes receivable	—	16,732
Equity-method investments	122,308	56,961
Intangible and other long-term assets, net	129,675	141,549

Total assets	$2,491,633	$2,257,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,207	$69,510
Accrued expenses	152,536	177,779
Income taxes payable	20,861	7,520
Current portion of decommissioning liabilities	—	36,812
Deferred income taxes	36,830	—
Current maturities of long-term debt	810	810

Total current liabilities	298,244	292,431

Deferred income taxes	226,421	163,338
Decommissioning liabilities	—	88,158
Long-term debt	710,830	711,151
Other long-term liabilities	36,605	21,492
Total stockholders’ equity	1,219,533	980,679

Total liabilities and stockholders’ equity	$2,491,633	$2,257,249

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended December 31, 2008, September 30, 2008 and December 31, 2007
(Unaudited)
(in thousands)

	Three months ended,
	December 31, 2008	September 30, 2008	December 31, 2007
Revenue
Well Intervention	$304,417	$319,798	$190,735
Rental Tools	149,239	136,600	137,456
Marine	38,140	33,884	30,547
Oil and Gas	—	—	55,811
Less: Oil and Gas Eliminations (2)	—	—	(683)

Total Revenues	$491,796	$490,282	$413,866

	Three months ended,
	December 31, 2008	September 30, 2008	December 31, 2007
Gross Profit (1)
Well Intervention	$134,073	$150,895	$87,647
Rental Tools	102,533	90,178	90,401
Marine	19,721	12,599	13,547
Oil and Gas	—	—	45,076

Total Gross Profit	$256,327	$253,672	$236,671

	Three months ended,
	December 31, 2008	September 30, 2008	December 31, 2007
Income from Operations
Well Intervention	$67,474	$90,349	$36,964
Rental Tools	50,709	43,628	46,396
Marine	13,146	6,474	8,192
Oil and Gas	—	—	24,932

Total Income from Operations	$131,329	$140,451	$116,484

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(2)	Oil and gas eliminations represent products and services from the Company’s segments provided to the Oil and Gas Segment.

NON-GAAP RECONCILIATION
We report our financial results in conformity with U.S. generally accepted accounting principles (GAAP). However, the Company provides non-GAAP adjusted net income and non-GAAP adjusted earnings per share because management believes that in order to properly understand the Company’s operational trends and performance, investors may wish to consider the impact of adjustments for non-operating items (such as unrealized earnings from mark-to-market changes in hedging contracts, reduction in value of oil and gas reserves, financial impact of reduced oil and gas production and other non-recurring and/or non-cash charges) resulting from facts and circumstances, including acquisitions, divestitures, changes in commodity prices, and other non-recurring items. Management uses adjusted net income and adjusted diluted earnings per share to evaluate the Company’s operational trends and historical performance on a consistent basis. Also, management believes adjusted net income and adjusted diluted earnings per share are more comparable to earnings estimates provided by research analysts. The adjusted amounts are not measures of financial performance under GAAP.
A reconciliation of net income, the GAAP measure most directly comparable to non-GAAP adjusted earnings per share, is below. Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s reported results prepared in accordance with GAAP.

For the Three Months Ended
December 31,
2008
Net income as reported	$85,846
Adjustments for non-cash and/or non-recurring items
Unrealized earnings from mark-to-market changes in hedging contracts	(23,684)
Reduction in value of oil and gas reserves	12,200
Hurricane-related reduction in oil and gas production	5,265
Charge to general and administrative expenses for Supplemental Executive Retirement Plan	11,278
Tax effect of non-cash and/or non-recurring items	(1,783)
Cumulative effect of tax rate change from 36.00% to 35.25% for the nine months ended September 30, 2008	(3,233)

Net income as adjusted	$85,889

Diluted earnings per share as adjusted	$1.10

Weighted average common shares used in computing diluted earnings per share as adjusted	78,406